Exhibit 3.108(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LIONSGATE GOLF CLUB, INC.

I, the undersigned, for the purposes of amending and restating the Articles of Incorporation originally filed under the name LionsGate Golf Club, Inc. (the “Corporation”) with the Secretary of State of the State of Kansas on December 11, 1998 pursuant to Section 17-6605 of the General Corporation Law of the State of Kansas, hereby execute this Amended and Restated Articles of Incorporation, which were duly adopted by the Corporation’s stockholders and directors pursuant to Section 17-6602 and 17-6605 of the Kansas General Corporation Code, and do certify as follows:

FIRST. The name of the Corporation is LionsGate Golf Club, Inc.

SECOND. The address of the Corporation’s registered office in the State of Kansas is 200 SW 30th Street in the City of Topeka, County of Shawnee, 66611-0000. The name of its registered agent at such address is Corporation Service Company.

THIRD. The Corporation has been formed for the following purposes:

(a)                    to own ownership interests and act as a partner in Nicklaus Golf Club, LP at LionsGate (the “Property”), and to operate or cause the Nicklaus Golf Club at LionsGate to be operated;

(b)                   to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)                    to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property;

(d)                   to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                    to engage in any lawful activities and to exercise such powers permitted to corporations under the General Corporation Law of the State of Kansas.

FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH. [Reserved].

SIXTH. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                    The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors.

(b)                   The number of directors of the Corporation shall be as from time to time fixed by the Corporation’s Board of Directors, or in any other manner provided in the By-Laws of the Corporation.

EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Kansas, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH. The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH. [Reserved].

ELEVENTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Kansas as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the State of Kansas at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH. [Reserved.]

FOURTEENTH. The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation were signed by the undersigned duly authorized officer of the Corporation on this 10th day of November, 2010.

LIONSGATE GOLF CLUB, INC.

By	/s/ Ingrid Keiser
Ingrid Keiser, Secretary